Filed Pursuant to Rule 424(b)(3)

Registration No. 333-264686

Prospectus Supplement No. 10

(To Prospectus dated March 30, 2023)

Comera Life Sciences Holdings, Inc.

1,946,846 Warrants to Purchase Common Stock

15,093,712 Shares of Common Stock Including

1,946,846 Shares of Common Stock issuable upon the

exercise of Warrants and 342,755 Shares of Common Stock

issuable upon conversion of the Series A Convertible Perpetual

Preferred Stock offered by Selling Securityholders

This prospectus supplement no. 10 (this “Prospectus Supplement”) updates, amends and supplements the prospectus dated March 30, 2023 (as amended or supplemented from time to time, the “Prospectus”) which forms a part of the Registration Statement on Form S-1 (Registration Statement No. 333-264686) filed by Comera Life Sciences Holdings, Inc. (“Holdco”). Capitalized terms used in this Prospectus Supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This Prospectus Supplement is being filed to update, amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “SEC”) on December 6, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Prospectus Supplement should be read in conjunction with the Prospectus and any amendments or supplements thereto. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

The Holdco Common Stock is listed on the OTCQB of OTC Markets Group Inc. (the “OTCQB”) under the symbol “CMRA”, and the Holdco Warrants are listed on the OTC Pink Marketplace under the symbol “CMRAW”. On December 5, 2023, the closing price of the Holdco Common Stock as reported on the OTCQB was $0.071 per share, and the last sale price of the Holdco Warrants as reported on the OTC Pink Marketplace was $0.0008 per warrant.

Investing in our securities is highly speculative and involves a high degree of risk. Before buying any securities, you should review carefully the risks and uncertainties of investing in our securities described in the section titled “Risk Factors” beginning on page 17 of the Prospectus, and under similar headings in any amendments or supplements thereto.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or passed upon the accuracy or adequacy of the Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 6, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2023

Comera Life Sciences Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-41403	87-4706968
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12 Gill Street Suite 4650 Woburn, Massachusetts		01801
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 871-2101

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	CMRA	The Nasdaq Stock Market LLC
Warrants	CMRAW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.	Other Events.

On December 6, 2023, Comera Life Sciences Holdings, Inc. (the “Company”) issued a press release announcing that it has initiated a process to explore strategic alternatives to maximize shareholder value. A copy of the Company’s press release is included in this Report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated December 6, 2023
104	Inline XBRL for the cover page of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2023	COMERA LIFE SCIENCES HOLDINGS, INC.

	By:	/s/ Michael Campbell
	Name:	Michael Campbell
	Title:	Chief Financial Officer